Societe Generale Securities Corporation
                 1221 Avenue of the Americas, New York, NY 10020


                                                              February ___, 1997


[Name and Address of Life Insurance Company]





                  Re: Participation Agreement dated as of _________________ among [Name of Life Insurance Company],
                           SoGen Variable Funds, Inc., and
                           Societe Generale Securities Corporation
                           (the "Participation Agreement")

Dear Sirs:

                  Section ____ of the above-captioned Participation Agreement provides for payment to you by the undersigned, Societe Generale Securities Corporation ("SGSC"), of amounts primarily intended to finance the distribution of shares of SoGen Overseas Variable Fund, a portfolio of SoGen Variable Funds, Inc. (the "Fund"), in accordance with the Fund's Rule 12b-1 Distribution Plan (the "Plan"). Subject to the terms of the Participation Agreement and the Plan, we hereby undertake to pay you an amount equal to 0.25% per annum of the average daily net asset value of outstanding Fund shares attributable to variable life and/or variable annuity contracts ("Variable Contracts") issued by you. Such amount will be accrued daily and paid quarterly no later than 15 days after the end of each calendar quarter.

                  SGSC will make such payments only if and to the extent authorized by the Plan, as it may be amended from time to time. Accordingly, as a condition to receiving such payments, you agree that amounts received by you hereunder shall be utilized in their entirety to defray the costs:

                     (a) of the printing and mailing of Fund prospectuses, statements of additional information, any supplements thereto and shareholder reports for existing and prospective Variable Contract owners;

                     (b) relating to the development, preparation, printing and mailing of Fund advertisements, sales literature and other promotional materials describing and/or relating to the Fund and including materials intended for use within [Name of Life Insurance Company], or for broker-dealer only use or retail use;
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                     (c)   of holding seminars and sales meetings designed to
                           promote the distribution of Fund shares;

                     (d) of obtaining information and providing explanations to Variable Contract owners regarding Fund investment objectives and policies and other information about the Fund, including the performance of the Fund;

                     (e)   of training sales personnel regarding the Fund;

                     (f) of compensating sales personnel in connection with allocation of cash values and premiums of the Variable Contracts to the Fund; and

                     (g) of personal service and/or maintenance of Variable
                         Contract owner accounts with respect to Fund shares attributable to such accounts.

                  If the foregoing is consistent with your understanding, please confirm your agreement by signing below two copies of this letter and returning one copy to the undersigned.



                                               Very truly yours,

                                               SOCIETE GENERALE
                                                 SECURITIES CORPORATION


                                         By:__________________________________
                                            Name:
                                            Title:



Accepted and agreed
to as of the date
first set forth above:

[Name of Life Insurance Company]


By: __________________________________
      Name:
      Title: